Exhibit 10.34

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is entered into on this 13th day of September, 2002 by and between Hans Jörg Hunziker (or a company which is majority-owned by Mr. Hunziker) (“Contractor”) whose address is Luxweg 13, 8155 Niederhasle, Switzerland, and Willis Lease Finance Corporation (“WLFC”) whose address is 2320 Marinship Way, Suite 300, Sausalito, CA  94965 USA.  Contractor and WLFC are sometimes referred to in this Agreement as the “Party” or collectively as the “Parties.”

R E C I T A L S

A.            Contractor is knowledgeable in the aircraft and engine leasing area and holds contacts in this regard in Europe and elsewhere throughout the world.

B.            WLFC desires to retain the services of Contractor, and Contractor desires to perform services for WLFC, upon the terms and conditions hereinafter set forth.

A G R E E M E N T

The Parties agree as follows:

1.             Services.  During the term of this Agreement, and subject to the terms and conditions hereinafter set forth, Contractor shall perform services within his area of expertise for WLFC, including, but not necessarily limited to, helping WLFC raise debt/equity in Europe, representing WLFC at SR Technics, assisting in the identification and solicitation of potential strategic partners, and performing consulting services consisting of assisting in the sale, acquisition, or lease of aircraft engines, and at WLFC’s option, aircraft, in Europe, or other activities as Willis may reasonably request.  Contractor agrees to work on this engagement and to keep Willis regularly informed of the progress of his work by written monthly status reports.   Such services shall be performed from time to time as requested by the WLFC CEO and/or COO or their designees.

2.             Term and Termination.

(a)           Term.  The term of this Agreement shall commence effective as of 15 September, 2002 and shall continue through 14 September, 2003 subject to termination at will, with or without cause, by either party upon six (6) month’s advance written notice.

(b)           This Agreement shall terminate upon the occurrence of any of the following events:

                                (i)                                     The dissolution or liquidation of WLFC;

                                (ii)           The death or total disability of Contractor.  Total disability is any disability which prevents Contractor from performing services hereunder for a period of fifteen (15) consecutive days, or twenty (20) nonconsecutive days;

                                (iii)          A breach by Contractor of any of Contractor’s covenants under this Agreement which Contractor fails to cure within ten (10) days after written notice of default;

                                (iv)                              The mutual written agreement of the Parties to this Agreement; or

                                (v)           Six (6) months after prior written notice by either Party to the other Party.

(c)           Upon termination of this Agreement for any reason whatsoever, (i) WLFC shall pay to Contractor all amounts accrued under paragraph 3 hereof up to the date of termination; (ii) Contractor shall deliver to WLFC any and all completed and uncompleted tasks which Contractor may have been performing at the time of the termination as well as all WLFC data and information, in written, recorded or physical form concerning the subject of this Agreement and entrusted to or developed by Contractor during this Agreement; and (iii) the terms and provisions of this Agreement shall have no further force or effect.

(d)           The Parties reserve the right to amend this Agreement at any time upon three (3) days prior written notice to the other Party.  All amendments must be in writing and executed by both Parties prior to the amendment taking effect.

3.             Payment.

(a)           In consideration of the services performed by Contractor hereunder, and upon completion of services performed on terms satisfactory to WLFC, Contractor shall be entitled to the compensation as set forth in the form of Exhibit A attached hereto. Contractor shall be paid in arrears based upon receipt of his monthly invoice (to be paid within 30 days), without deductions or withholdings.

(b)           Contractor shall be reimbursed within fifteen (15) days of invoice for all reasonable out-of-pocket expenses incurred solely in connection with his performance of services under this Agreement, including office rental, travel expenses, presentation preparation costs, telephone, facsimile and other communication expenses and other out-of-pocket expenses.  All other costs and expenses incurred in connection with the performance of Contractor’s obligations hereunder, including without limitation, costs and expenses associated with employees or agents of Contractor, insurance, licenses, taxes, accounting and bookkeeping costs, and legal representation, shall be for the account of, and paid by, Contractor.

Contractor will travel coach class within the E.U. and purchase the most reasonable flights available.  Overseas travel will be in business class, if available.

Contractor will submit itemized bills to WLFC monthly following the end of each calendar month, together with invoices, receipts and other evidence of all expenses included in each such bill.  All trips which are expected to cost in excess of US$2,500.00 must be approved in advance by WLFC.

4.             Relationship of the Parties.

(a)           The Parties intend that the relationship between them created by this Agreement is that of employer and independent contractor.  Neither Contractor nor any agent, employee, or servant of Contractor shall be or shall be deemed to be an agent, employee, or servant of WLFC.  The manner and means of performing services under this Agreement shall be under the sole control of Contractor.  None of the benefits provided by WLFC to its employees (including, but not limited to, compensation, insurance, vacation pay, sick leave, pension, profit sharing, health insurance and workers’ compensation insurance) shall be available to Contractor or any agent, employee or servant of Contractor.  Contractor shall be solely and entirely responsible for his acts and for the acts of his agents, employees, servants, and subcontractors during the performance of services under this Agreement, and Contractor specifically acknowledges he is covered under his own workers’ compensation and will not be covered under the workers’ compensation of WLFC.

(b)           During the term of this Agreement, including any extensions or renewals thereof, Contractor shall perform all of the duties required of him under the terms of this Agreement.

(c)           Contractor does not have the authority to bind WLFC to any contract, nor does Contractor have the authority to enter into contracts on behalf of WLFC.  Each Party agrees not to represent in any way the existence of (i) any authority to bind the other Party, or (ii) any relationship between the Parties hereto other than the independent contractor arrangement specified herein.

5.             Compliance with Laws and Regulations.  In the performance of services hereunder, Contractor agrees to act in full compliance with any and all applicable laws, rules and regulations adopted or promulgated by any governmental agency or regulatory body, including state, federal and provincial.  Contractor assumes full responsibility for the payment of any and all contributions, payroll taxes or assessments, state or federal or provincial, imposed with respect to Contractor and/or any employees of Contractor engaged in the performance of services hereunder. Contractor assumes and agrees to pay any and all gross receipts, compensating, use, transaction, sales, or other taxes or assessments of whatever nature or kind levied or assessed as a consequence of services performed or compensation paid under this Agreement.

6.             Indemnification.  Contractor shall indemnify, hold harmless, protect, and defend WLFC from and against any and all damages, losses, liabilities, obligations, or deficiencies resulting from, arising out of, or connected with, (i) the nonfulfillment of any obligation on the part of Contractor to be observed or performed under this Agreement, (ii) any and all claims made against WLFC by any third party, or third parties, at any time after the execution and delivery of this Agreement, arising out of, or connected with, any gross negligent act, or gross negligent omission, or willful misconduct of Contractor, or (iii) any demands, assessments, judgments, costs, reasonable attorneys’ fees, or other expenses arising out of, or connected with, any action, suit, proceeding or claim incident to any of the foregoing.

7.             Arbitration.  Any and all claims arising out of or related to the performance of services under this Agreement, any provision or aspect of this Agreement, or any alleged breach thereof, including any dispute as to any amount owed under this Agreement, shall be settled by arbitration in San Francisco, California in accordance with the rules then prevailing of the American Arbitration Association for Commercial Disputes; provided, however, that (i) in the event of any conflict between this and any other provision of this Agreement and such rules, the provisions of this Agreement shall prevail, and (ii) any claim must be presented for arbitration within six (6) months of the date upon which the aggrieved Party became aware of, or should have become aware of, the alleged claim.  Failure to assert a claim within six (6) months shall forever bar assertion of the claim.  The results of any arbitration shall be final and binding upon the Parties and judgment thereon may be entered in any California court.

8.             Tax Effects.  Both Parties hereto intend all payments, when made hereunder, to be fully deductible by WLFC and income to Contractor. Contractor agrees to report all payments made hereunder in full compliance with the tax legislation in Switzerland. Contractor shall be issued an IRS Form 1099 at year-end for all such income, if required.

9.             Authority.  Contractor represents and warrants that he has the right to enter into and perform this Agreement and that any consent or approval of any third party required for Contractor to do so has been obtained.

10.                                 Confidentiality.

(a)           Contractor acknowledges that in the course of performance under this Agreement he will receive, develop and have access to the valuable, proprietary and trade secret information of WLFC and that the unauthorized disclosure of WLFC’s proprietary and trade secret information would irreparably damage WLFC.  Accordingly, Contractor agrees that all proprietary and trade secret information received or developed by Contractor as a consequence of this Agreement shall be maintained in confidence and will not be used, published or disclosed by Contractor without the prior written consent of WLFC.

(b)           The financial terms of this Agreement are also to be considered Confidential Information, subject to required reporting to authorities according to applicable local legislation.

(c)           Except in any proceeding to enforce provisions of this Agreement, Contractor, its employees, officers, directors and agents shall not publicize or disclose to any third party any of the terms or conditions of this Agreement without the prior written consent of WLFC, subject to required reporting to authorities according to applicable local legislation.

(d)           If either Party, or any one of its employees, officers, directors or agents is served with a subpoena or other process requiring production or disclosure of this Agreement or any of its terms or conditions, then the person or entity receiving such a subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other of the same and permit the other a reasonable period of time (taking into account the terms of the subpoena or other process) to intervene and to contest such production.

(e)           The obligations of confidentiality discussed in this Agreement shall survive the termination of this Agreement.

11.           Copyright.  Unless otherwise specified, all work performed by Contractor under this Agreement, and all materials, products and deliverables prepared by Contractor for WLFC shall be the property of WLFC and all title and interest therein shall vest in WLFC and shall be deemed to be a “work for hire” made in the course of the services rendered hereunder.  To the extent that title to any such works may not by operation of law vest in WLFC, all rights, title and interest therein are hereby irrevocably assigned to WLFC.

12.           Inventions.  Any inventions which arise from the performance of Contractor’s services, and which are conceived or made in whole or in part by Contractor during the term of this Agreement, shall belong to WLFC, provided such inventions grow out of Contractor’s work with WLFC or are related in any manner to the business (commercial or experimental) of WLFC.  Contractor agrees to aid and cooperate with WLFC in obtaining and enforcing valid patents on such inventions and agrees to do all acts and execute all documents reasonably necessary to obtain and enforce such patents at WLFC’s request and expense.

13.           Conflicts of Interest.  During the term of this Agreement, Contractor shall be under no restriction with regard to entering into consulting arrangements with other persons or organizations, except that Contractor shall not engage in any activities which might be in conflict with WLFC’s interest, for example, working for a competitor of WLFC.  Contractor agrees to present any questions or concerns about the implementation of this provision to WLFC and the parties agree to reach a mutually satisfactory resolution of the issue.

14.           Miscellaneous.

(a)           No Waiver.  No waiver of any breach or of any one or more of the conditions or covenants in this Agreement by any Party hereto shall be deemed to imply or constitute a further waiver of any other like breach or condition or covenant.

(b)           Entire Agreement.  This Agreement sets forth the sole entire agreement and understanding between the Parties hereto as to the subject matter hereof, and merges with and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect to such subject matter.

(c)           Binding Effect.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and permitted assigns.

(d)           Assignment.  This Agreement can neither be assigned nor can the performance of any duties be delegated by the Contractor without the specific written authorization of WLFC.

(e)           Headings; Severability.  The headings in the sections of this Agreement are inserted for convenience only and shall not be considered or referred to in resolving any questions of interpretation.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the Parties hereto.

(f)            Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be effective upon receipt.  All notices shall be given or served personally or sent by facsimile or first class mail, postage prepaid, addressed as follows:

If to WLFC:	Willis Lease Finance Corporation Attn: Legal Department 2320 Marinship Way, Suite 300 Sausalito, CA 94965 U.S.A. Tel.: 415-331-5281 Fax.: 415-331-5167

If to Contractor:	Hans Jörg Hunziker Luxweg 13 8155 Niederhasli/ZH Zurich, Switzerland Tel: _+41 1 850 66 69_________________ Email: hunziker@hotmail.com or to such other address which the Party receiving the notice has notified the Party giving the notice in the manner aforesaid.

(g)           Trading in Willis Lease Stock  Contractor acknowledges that while working under this Agreement and for 60 (sixty) days thereafter, Contractor shall act in compliance with the insider trading rules that apply to any trades in the publicly traded stock of Willis Lease Finance Corporation.

(h)           Force Majeure.  Neither Party shall be liable for delay or failure in the performance in whole or in part of this Agreement if such failure is caused by acts of God or public enemy, fire, flood, hurricanes, strikes or other labor disputes, riots, insurrection, war, governmental orders or actions, delays occasioned by suppliers or subcontractors or any cause beyond the control of either Party.

(i)            Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of California.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

WILLIS LEASE FINANCE CORPORATION

/s/ Donald A. Nunemaker

Executive Vice President

Chief Operating Officer

/s/ Hans Jörg Hunziker

Independent Contractor

Exhibit A

to Independent Contractor Agreement

1.              For business purposes, Contractor may use the title “Chairman, European Advisory Board”, or such other title as may be agreed to between the Parties.

2.               Monthly payments for services performed shall be equal to $19,583.33, which would equate to $235,000.00 on an annual basis.

3.               Monthly allowance for automobile expenses shall be equal to $1,250.00.

4.               Contractor shall be eligible to receive an annual performance bonus (“Bonus”) in an amount not to exceed $117,500.00 Bonus, if awarded, to be paid proportionally as per June 30 and December 31, the first time as per December 31, 2002 per rata. Bonus shall be based upon specific performance criteria to be agreed between Contractor and WLFC.

5.               Contractor shall be required to perform services for 46 out of 52 weeks during the original term of the Agreement.